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                                      LEASE
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LANDLORD:          EIGHT FARM SPRINGS ROAD ASSOCIATES, L.L.C.

                                        and

TENANT:            HARTFORD FIRE INSURANCE COMPANY


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                                TABLE OF CONTENTS

SECTION                                                                    PAGE

1.       Premises............................................................
2.       Term................................................................
3.       Preparation for Occupancy...........................................
4.       Rent................................................................
5.       Maintenance and Repairs. Taxes and Operating Expenses...............
6.       Services............................................................
7.       Alterations and Improvements........................................
8.       Inspection..........................................................
9.       Casualty ...........................................................
10.      Insurance and Indemnity ............................................
11.      Condemnation........................................................
12.      Default ............................................................
13.      Holdover............................................................
14.      Assignment and Subletting ..........................................
15.      Quiet Enjoyment ....................................................
16.      Subordination ......................................................
17.      Rules and Regulations ..............................................
18.      Estoppel Certificate ...............................................
19.      Change of Name .....................................................
20.      Mechanics Liens ....................................................
21.      Extension ..........................................................
22.      Option to Terminate.................................................
23.      Intentionally Omitted...............................................
24.      Intentionally Omitted...............................................
25.      Intentionally Omitted ..............................................
26.      Attachments ........................................................
27.      Notices ............................................................
28.      Miscellaneous ......................................................
29.      Brokerage Fees .....................................................
30.      Transfer by Landlord ...............................................
31.      Landlord's Liability ...............................................
32.      Applicable Law .....................................................
33.      Arbitration ........................................................

                                   ATTACHMENTS

         Exhibit A -  Space
         Exhibit B -  Land
         Exhibit C -  Hazardous Material Disclosure
         Exhibit D -  Work Letter
         Exhibit E -  Intentionally omitted
         Exhibit F -  Rules and Regulations
         Exhibit G -  Nationwide Lease
         Exhibit H -  Subordination, Non-Disturbance and Attornment Agreement
         Exhibit I -  Memorandum of Lease
         Exhibit J -  Form of Assignment and Assumption Agreement
         Exhibit K -  Estoppel certificate

                                      LEASE


     THIS LEASE, made as of the l5thofNOVember, 1996, between EIGHT FARM SPRINGS ROAD ASSOCIATES, L.L.C., a Connecticut limited liability company, having an office at do Edward Savides, 1709 Page Boulevard, Springfield, Massachusetts 01104 (Landlord), and HARTFORD FIRE INSURANCE COMPANY, a Connecticut corporation having its principal office at Hartford Plaza, Hartford, Connecticut 06115 (Tenant).

1.  Premises

     (a) Landlord hereby leases to Tenant and Tenant hereby hires and takes from Landlord the following: a building consisting of approximately 107,654 square feet of rentable area (the "Building") shown on Exhibit A, located on real property known as 8 Farm Springs Road, Farmington, Connecticut, as more particularly described in Exhibit B (the "Land"), together with all hallways, corridors, lobbies, lavatories, elevators, stairways, entrances, exits, sidewalks, driveways and the parking areas and all other areas and facilities of the Building and Land appurtenant thereto (the "Appurtenances") and all improvements located thereon. The Building, the Land and the Appurtenances are hereinafter collectively referred to as the "Premises". This Lease confers no right or obligation (except as otherwise may be expressly set forth in this Lease) either with respect to subsurface of the Land beneath the Building or the air space above the Building, except that Tenant shall have a license to access the subsurface areas to repair utility lines and for other matters incidental to Tenant's rights and obligations under this Lease.

     (b) Subject to the rights of Nationwide Mutual Insurance Company, referenced below, Landlord warrants that it and no other person or entity has the right to lease the Premises to Tenant. Except for any express representations of Landlord contained herein and those matters which Landlord has expressly retained liability for under the terms of this Lease, Tenant acknowledges and agrees that it has accepted the Premises in its "As Is, Where Is and with All Defects" condition. Tenant represents that it has not relied


                                       1
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upon any  representations  and  warranties  of Landlord or its agents except for those representations expressly set forth in this Lease.

     (c) (i) Landlord has executed a lease dated August 27, 1996, with Nationwide Mutual Insurance Company (Nationwide), as tenant, for approximately 8,625 square feet of rentable area in the Building (Nationwide Lease), and Landlord represents to Tenant that a true, accurate and complete copy of the Nationwide Lease, including any and all amendments thereto, is attached and made a part of this Lease as Exhibit G. Landlord shall pay all brokerage commissions or fees arising from the execution of the Nationwide Lease, if any. Tenant will, at its expense, complete the improvements of Nationwide's premises in the Building as required under the Nationwide Lease (Nationwide work). Effective as of the execution date of this Lease, Landlord shall be deemed to have assigned to Tenant all of Landlord's right, title and interest in and to the Nationwide Lease (except to cure any default of Landlord under the Nationwide Lease preceding the assumption of the Nationwide Lease by Tenant) and except for the item listed in the preceding parenthesis, Tenant shall, effective as of the execution date of this Lease, be deemed to have assumed all of Landlord's rights and obligations under the Nationwide, and Tenant will perform and observe all the covenants and conditions therein contained on Landlord's part to be performed and observed, which shall accrue from and after the date of such assumption. without limitation to Tenant's other rights as landlord under the Nationwide Lease, Tenant shall be entitled to collect the rent (fixed minimum rent and additional rent) from Nationwide. Landlord and Tenant shall execute an instrument confirming such assignment and assumption in the form of Exhibit J hereto, promptly following the execution date of this Lease, however such instrument shall not be deemed a pre-condition to the consummation of the assignment and assumption of the Nationwide Lease as the assignment and assumption provisions hereof shall be deemed self-operative. Such instrument of assignment and assumption of the Nationwide Lease shall promptly be recorded of


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

record and if this Lease shall terminate prior to the termination of the Nationwide Lease, then the Nationwide Lease shall automatically be deemed re-assigned to Landlord without the formality of a signed writing of assignment. Tenant agrees, however, that in such event it shall execute a reasonable instrument in recordable form reassigning the Nationwide Lease to Landlord in confirmation of such assignment. Tenant shall indemnify and hold Landlord harmless from and against any breach by Tenant of its obligations as landlord under the Nationwide Lease, which indemnity shall survive the termination of this Lease. Tenant further agrees to exercise its rights as landlord thereunder to require Nationwide to comply with Nationwide's obligations thereunder to provide subordination agreements. estoppel certificates, notice and opportunity to cure to Landlord and its lenders and any other matters that may expose Landlord to liability. Landlord shall have, and hereby reserves, the right to cure defaults of Landlord under the Nationwide Lease occurring prior to the date that the Nationwide Lease is assumed by Tenant and those obligations of Landlord which are not being assigned to Tenant and Landlord also reserves the right, at its option. to enforce the landlord's rights under the Nationwide Lease to the extent such enforcement is necessary to the preservation of Landlord's rights hereunder and with respect to the Premises, including Nationwide's obligation to provide subordination agreements and estoppel certificates. Once the Nationwide Lease is assigned to Tenant, Landlord shall have the right to look to Tenant as the tenant of the entire Building pursuant to this Lease, and Tenant shall enforce the Nationwide Lease in the manner necessary for Tenant comply with this Lease.

     (ii) Intentionally omitted.

     (iii) Tenant and Nationwide may agree to terminate or amend the Nationwide Lease without consent of the Landlord, unless any such amendment would create any obligation on the part of Landlord, alter any rights of Landlord thereunder which might effect Landlord's ability to finance the Premises or such amendment would survive any termination of this Lease. Notwithstanding the foregoing, Landlord agrees that it shall not unreasonably withhold, delay or condition its consent to any such amendment, and if Tenant requests that Landlord approve an amendment and Landlord fails to notify Tenant whether Landlord has consented or denied such amendment within 20 days after receipt of such request, then such failure shall be deemed to be an approval of such amendment. Any such amended Nationwide Lease must remain fully subordinated to any present or future mortgage and other rights and interests of Landlord's present and future lenders and any present or future ground leases.

     (d) The Premises shall be used only for general office purposes and all lawful uses incidental or related thereto.

     2. Term

     The term of this Lease shall commence on the execution date of this Lease (the "Commencement Date") and end on December 31, 2006 (the Expiration Date"), both dates inclusive (the "Original Term"), unless the original Term is extended as provided in Section 21. "Term", as used in this Lease, shall be deemed to include the Original Term and any extensions thereof (such extensions, or any of them, being sometimes referred to as the "Extended Term").

     3. Preparation for Occupancy

     (a) On the execution date of this Lease, Landlord shall deliver possession of the Premises to Tenant in an "as is, where is, with all defects condition" (except as otherwise maybe expressly set forth in this Lease) free and clear of all tenants except Nationwide.

     (b) Upon delivery of possession of the Premises, Tenant shall proceed to prepare the Premises in accordance with the Work Letter attached hereto as Exhibit D.

4.  Rent

     (a) Commencing January 1, 1997, Tenant shall pay, without notice from Landlord, an annual Fixed Rent in equal monthly installments in advance on the first day of each calendar month during the original Term in lawful money of the

United States without demand, right of set off, abatement, counterclaim or demand (except as maybe expressly permitted in this Lease), to Landlord at P.O. Box 3097, Springfield. Massachusetts 01101-3097 (or for overnight courier delivery to 1709 Page Boulevard, Springfield, Massachusetts 01104), or at such other address as Landlord shall give notice of from time to time in accordance with the following schedule (or pursuant to electronic transfer of funds as may be subsequently agreed to between Landlord and Tenant)


         Lease                Fixed Rent            Monthly installment
         Period               Per Annum               of Fixed Rent
         ------               ---------             -------------------

         1997                $  975,345.24            $  81,278.77
         1998                 1,007,641.40               83,970.12
         1999                 1,039,937.64               86,661.47
         2000                 1,072,233.84               89,352.47
         2001                 1,104,530.04               92,044.17
         2002                 1,136.826.24               94,735.52
         2003                 1,169,122.44               97,426.87
         2004                 1,201,418.64              100,118.22
         2005                 1,233,714.84              102,809.57
         2006                 1,266,011.04              105,500.92


     The Fixed Rent for any period of less than one (1) month shall be apportioned based on the number of days in that month and shall be payable on the first day of such period. Except for those items expressly set forth in this Lease that Landlord is responsible for, Tenant shall pay all other costs associated with the Premises including, without limitation, the repair, replacement, maintenance and operation of the Premises, real estate taxes, assessments and special assessments (which Tenant shall be permitted to pay over the longest period permitted by the assessing authority and except for assessments directly attributable to Tenant's actions (which shall remain the responsibility of Tenant even after the Expiration Date or earlier termination of this Lease), Tenant shall be responsible only for payments of assessments due during the Term), insurance and all other costs and expenses, as additional rent, but Tenant shall have no obligation to pay for Landlord's Structural

Repair Obligation (as defined in Section 5) unless resulting from Tenant's negligence or willful misconduct (exclusive of matters covered and paid for by Landlord's casualty insurance) . Tenant shall pay the Fixed Rent, additional rent and all other charges payable by Tenant pursuant to this Lease (collectively the "Rent") to Landlord at the address set forth above or, in the case of items other than Fixed Rent, Taxes and Insurance Premium Cost (as both terms are defined below), directly to the party charged with the collection thereof or to such other place as Landlord may designate by notice to Tenant. in the case of payments directly to other parties, Tenant shall, upon request of Landlord, provide Landlord with reasonable evidence of such payment.

     (b) Upon notice from Landlord, Tenant shall pay, on the first day of each month of the Term, one twelfth (1/12) of Taxes and Insurance Premium Cost as reasonably estimated by Landlord. Landlord shall notify Tenant of the amount of such monthly payments. and Landlord may change the amount of such monthly payments from time to time during the Term to more closely reflect the actual anticipated cost thereof. On or before March 30th of each calendar year (or as soon thereafter as Landlord deems practical). Landlord shall deliver to Tenant a statement of Taxes and Insurance Premium Costs for the preceding calendar year, together with such documentation as Tenant may reasonably require to confirm the amount of such monthly payments. Landlord reserves the right, however, to deliver such statements on a quarterly basis rather than yearly basis. If actual Taxes and insurance Premium Costs for the immediately preceding calendar year (or quarter. as applicable) exceeds the aggregate of the estimated monthly payments made by Tenant for such year (or quarter. as applicable). Tenant shall within thirty (30) days of the receipt of such statement, tender to Landlord an amount equal to such excess as additional rent. If such aggregate of the estimated monthly payments exceeds the actual costs therefor for such preceding calendar year (or quarter. as applicable), then Landlord shall credit against Tenant's next ensuing monthly installment or installments of Rent an amount equal to such difference until the credit is exhausted, or at Tenant's election, Landlord shall refund such excess to Tenant within 30 days after any such reconciliation.

     (c) Tenant covenants and agrees to pay to Landlord interest on all installments of Fixed Rent and additional rent not paid - then due, from the due date through the date of payment, such interest to be at the rate of three percent (3%) plus the "Prime Rate" (as used herein, "Prime Rate" shall mean the rate of interest per annum published from time to time by the Wall Street journal as the prime commercial lending rate); provided, however, that Tenant shall not pay such interest on any two (2) occasions during a calendar year unless five (5) business days have passed after written notice of Tenant's delinquency.

     5. Maintenance and Repairs, Taxes and Operating Expenses

     (a) With the exception of Landlord's structural Repair Obligation and any other matter which this Lease expressly provides that Landlord is, or shall remain, responsible for, this is an absolute net lease; the Fixed Rent due Landlord hereunder being absolute net to Landlord and it is the express agreement of the parties that (except as otherwise maybe expressly required by this Lease) Landlord shall have no financial obligations whatsoever with respect to the Premises during the Term. Except for those matters which this Lease expressly provides that Landlord is, or shall remain, responsible for, Tenant shall pay as additional rent as and when due and before the occurrence of any late charge or :ate payment penalty, all costs and expenses of every kind whatsoever with respect to the Premises, known, unknown, absolute, contingent, present and future, as though Tenant were the sole owner of the Premises, and Landlord shall have no obligation whatsoever with respect thereto. Except as expressly set forth in this Lease, no failure of services, utility shortages or outages, casualty, condemnation or any other matter whatsoever shall release Tenant from its obligations to pay all Fixed Rent and additional rent under this Lease. Except as expressly set forth in this Lease, there are no circumstances, foreseeable or unforeseeable, under which Tenant shall be permitted or shall have the right or power to abate or set off against Fixed Rent or additional rent, or terminate this Lease. Tenant shall, however, be permitted to pursue, judicially, remedies available to it at law or equity for a breach by Landlord of any Landlord obligations hereunder. Without limitation to the broad undertaking of the Tenant herein to pay for all costs and expenses of the Premises as though Tenant were the owner thereof:

     (i) Tenant covenants and agrees to discharge and pay to Landlord or its lender (or if required by Landlord to the authority charged with the collection thereof) before the same become delinquent and before any fine, penalty or interest may be added for nonpayment of any and all real estate taxes with respect to the Premises, unless Landlord shall have exercised its option to accrue for Real Estate Taxes as set forth in Section 4 (b). "Real Estate Taxes' or "Taxes" are defined as all real estate taxes and assessments (subject to the qualification set forth in section 4), license or permit fees, excises, imposts and charges of any kind that are levied or assessed against the Premises, this Lease or the leasehold estate created hereby or any taxes which shall be levied on the rentals of the Premises in lieu of any such real estate taxes. Taxes for any portion of the Term shall be the amount of the real estate taxes as are finally determined to be legally payable by legal proceedings or otherwise. if the Real Estate Taxes for any portion of the Term are reduced after Tenant has paid them, Tenant shall be entitled to receive all credits or refunds therefrom. Landlord and Tenant shall each promptly furnish to the other copies of any bill received for Real Estate Taxes. If Tenant fails to pay any Real Estate Taxes when due, Landlord, without declaring a default hereunder and without relieving Tenant of any liability hereunder, may, but shall not be obligated to, pay any such Real Estate Taxes and any amount so paid by Landlord, together with all reasonable costs and expenses incurred by Landlord in connection therewith, shall constitute additional rent hereunder and shall be paid immediately by Tenant to Landlord on demand with interest. Tenant's obligation to pay Real

Estate Taxes and any other charges hereunder which accrue during the Term shall survive any termination of this Lease. Anything in the foregoing to the contrary notwithstanding, Landlord shall be liable for and shall pay any fees, interest or penalties incurred by Tenant due to Landlord's failure to promptly furnish Tenant with a copy of any bill so received by Landlord.

     (ii) Tenant covenants and agrees that it shall pay when due all charges for all public or private utility services incurred with respect to the Premises including, but not limited to, water, sewer, gas, light, heat and air conditioning, telephone, electricity, cable television, trash removal, power and other utility and communications services that are rendered to the Premises at any time during the Term.

     (iii) Tenant shall also be solely responsible for and shall pay when due all charges for cleaning and janitorial services with respect to the Premises, pest control and extermination services, removal of ice and snow from the driveways and parking areas and for security services.

     (iv) Except as otherwise may be expressly set forth in this Lease, Tenant shall, at all times during the Term, maintain the premises in good condition and repair, and consistent with the condition of such items in other first class office buildings located in the area in which the Building is located ("Reasonably Good Condition"), and except for Landlord's structural Repair Obligations, perform all maintenance, non-structural repairs and non-structural replacements to the Premises, including grounds keeping, landscape maintenance, janitorial and security services and exterior lighting necessary to keep the Premises in Reasonably Good Condition and the parking lots, all Building systems, sewer and septic systems, elevators, plumbing, electrical and all heating, air-conditioning and ventilation systems and equipment, and all other improvements which are structural components of the Land, the Building and Appurtenances in a commercially reasonable manner and Tenant shall pay all costs and expenses therefor, and except as otherwise may be expressly set forth in this Lease, Landlord shall have no responsibility for any such repairs, replacements and maintenance items.

     Landlord shall, at its sole cost and expense, maintain in good condition and repair throughout the Term, the major structural components of the Building which shall be deemed to consist solely of the sub-roof, load bearing structural steel, foundation, footings, structural roof deck (excluding the roof skin), major repairs of a capital nature to the exterior skin of the Building, and shall also include the repair of any and all damage caused by the maintenance or repair of any of the above listed items, but shall exclude, without limitation, ordinary and necessary repairs to any such items such as nonstructural cracking of the Building skin, caulking, windows, window frames, doors, door frames, penetrations, appearance and cosmetic matters, painting, cleaning, utility lines (interior and exterior), parking lot and any matters resulting from the negligence, failure to properly maintain in a commercially reasonable manner or willful misconduct by Tenant (the preceding obligation of Landlord being referred to herein as "Landlord's Structural Repair Obligation"). Landlord shall, at Landlord's sole cost and expense, perform Landlord's structural Repair Obligation so that such items are maintained in good repair and condition and consistent with the condition of such items in other first class office buildings located in the area in which the Building is located, and all replacement installations shall be at least equal in quality to the quality in place as of the date of this Lease. Landlord shall perform such repairs, maintenance and replacements at a time and in a manner so as to minimize, to the extent reasonably possible, any disruption of or interference with Tenant's business or access to the Premises (although such efforts shall not obligate Landlord to pay overtime or nighttime. weekend or holiday rates in order to perform such work).

     (v) Except for Landlord's structural Repair Obligation and all other matters which this Lease expressly provides that Landlord remains responsible, Tenant shall at its sole cost and expense, comply with all rules, regulations, orders, laws, ordinances and legal requirements (including the Occupational safety and Health Act, as amended) and standards issued thereunder by any governmental authority or fire rating organization ("Laws") which affect the Premises, Appurtenances. Land, Building, and equipment and improvements or that require repairs, alterations, changes or additions thereto, including structural repairs, alterations, changes or additions. All boilers and other pressure vessel equipment, if any, shall be maintained by Tenant and repaired or replaced (in part or whole) in accordance with current ASME standards and Code.

     (vi) (A) As of the Commencement Date, Landlord represents that it has reviewed a Phase I environmental site assessment of the Building and Land performed during the calendar year of 1995, and to the best of Landlord's knowledge except for those matters disclosed on' the attached Exhibit C, there is no "Hazardous Material" in. on or under the Premises, Building or Land, "Hazardous Material" shall mean: (1) asbestos or asbestos containing material,
(2) polychlorinated biphenyls in concentrations greater than 50 parts per million and (3) any other material or substance, whether solid, gaseous or liquid, which ~ay pose a present or potential hazard to human health or the environment when improperly disposed of, treated, stored, transported, or otherwise managed, including (a) hazardous waste identified in accordance with section 3001 of the Federal Resource Conservation and Recovery Act of 1976, as amended, and (b) hazardous waste or material identified by regulation of any governmental authority regulating environmental or health matters. Tenant acknowledges and accepts, in its "As Is, Where Is and with All Defects Condition", asbestos containing materials known to exist in the roof flashing material and in boiler gaskets.

     (B) Except for Hazardous Materials discovered in or on the Premises due to the acts or omissions of Landlord, or Landlord's agents, employees or contractors or Hazardous Materials discovered subsurface of the Land beneath the Building (unless due to the acts or omission of Tenant or its agents, employees

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or  contractors)  which  Landlord  has  retained  liability  therefor  and which
Landlord shall cause to be removed or remediated to the extent required by and in compliance, with all applicable Laws and in accordance with the requirements of this section; if any Hazardous Material is discovered in or on the Premises during the Term, Tenant shall, at its sole cost and expense, completely remove or remediate all of such Hazardous Material strictly in accordance with all Laws within 30 days after Tenant is notified or becomes aware of such discovery. If Tenant discovers Hazardous Material (or is given notice thereof) in the premises, Tenant shall give Landlord prompt notice of the same. If the removal or remediation of such Hazardous Material cannot be completed within such 30-day period, this period shall be extended for a reasonable additional time, provided Tenant has commenced the removal or remediation or has commenced the process for determining the method of such removal or remediation and the receipt of approvals, if required, for any such removal, within 30 days after notice of
discovery  and  proceeds  diligently   thereafter  to  effect  such  removal  or
remediation. If either the presence, removal or remediation of any Hazardous Material which Landlord has retained liability for under this Lease will prevent Tenant from carrying on its normal business operations, in Tenant's reasonable judgment, for a period of more than 365 days, then Tenant may terminate this Lease by giving notice to Landlord. If Landlord shall, in good faith, dispute Tenant's determination that the presence, removal or remediation of such Hazardous Material will prevent Tenant from carrying on its normal business operations, in Tenant's reasonable judgment, during such 365-day period, then Landlord shall have the right to require the matter to be arbitrated pursuant to the arbitration provisions of Section 33 and any termination by Tenant shall not be deemed effective until a final decision is rendered pursuant thereto. The Rent shall abate equitably based on the practical nonavailability of any portion of the premises for the purposes permitted by this Lease due to the presence, removal or remediation of the Hazardous Material. Upon any such termination,

Tenant's obligations hereunder, including the obligation to pay Rent, shall cease as of the date specified in the notice as though this Lease had expired by lapse of time. Rent shall be apportioned as of the date of termination and all prepaid Rent shall be repaid to Tenant. Each party shall provide the other prompt notice of the discovery of Hazardous Material of which such party becomes aware.

     (C) Landlord shall indemnify Tenant and hold it harmless against any claims, damages, losses or liabilities (including reasonable attorneys' fees) incurred by Tenant and arising from the installation, presence or removal of Hazardous Material which Landlord has retained liability for under this Lease and, further, if Landlord has received from any state, federal or local governmental authority or agency notice of a violation by Landlord of any Hazardous Material Laws or has received an order from any such governmental authority or agency to comply with any such Hazardous Material Laws and such violation relates to Hazardous Material which Landlord has retained liability for under this Lease, then if Landlord fails to remedy or to comply with any such order, Landlord shall indemnify Tenant and hold it harmless against any claims damages, losses or liabilities (including reasonable attorneys' fees) incurred by Tenant as a result of Landlord's failure to so comply; provided however, the foregoing indemnity shall not apply to (i) any substance currently in the Premises but determined to be a Hazardous Material after the Commencement Date or (ii) any substance installed by Landlord, its agents, contractors or employees in or on the Premises after the Commencement Date and subsequently determined to be Hazardous Material except insofar as any claims, damages, losses or liabilities (including reasonable attorneys' fees) arise from the removal thereof.

     (D) Tenant represents and warrants that Tenant, its agents, contractors or employees shall not bring, keep, store or discharge any Hazardous Material on or in the Premises, the Building or the Land, except that Tenant shall be expressly permitted to use such quantities of such Hazardous Material as is customarily found and used in the operation of a business office or in the management of an office building, provided the same are used in accordance with applicable Laws. Tenant shall indemnify Landlord and hold it harmless against any claims, damages, losses or liabilities (including reasonable attorneys' fees) incurred by Landlord and arising from any breach of the foregoing representation and warranty of Tenant and from the installation, presence or removal of the Hazardous Material by Tenant, its agents, contractors or employees; provided, however, the foregoing indemnity shall not apply to any substance installed by Tenant, its agents, contractors or employees in or on the Premises and subsequently determined to be Hazardous Material, except insofar as any claims, damages, losses or liabilities (including reasonable attorneys' fees) arise from the presence or removal thereof.

     6. Services

     (a) Tenant shall, at its sole cost and expense, contract directly with the appropriate utility company or governmental entity for the following utilities, as well as all other services necessary for Tenant's specifications and the legal use and occupancy of the Premises:

         (i)   Running water.
         (ii)  Electricity.
         (iii) Sanitary sewer service.
         (iv)  Natural Gas.

     (b) Landlord represents that the foregoing services are available to the Building and are adequate for general office use of the Premises.

     7. Alterations and Improvements

     (a) Tenant at its own expense may, without Landlord's consent, make from time to time such nonstructural alterations, additions and improvements ("Nonstructural Alterations") in and to the Premises as it may deem necessary or desirable; provided any such Nonstructural Alterations does not adversely affect the base Building systems and such Nonstructural Alterations will not reduce the fair market value of the Premises. Landlord shall cooperate with Tenant in securing any necessary building and other permits, the cost thereof being borne by Tenant. Tenant at its own expense may, with Landlord's consent, such consent not to be unreasonably withheld, conditioned or delayed (but subject to Landlord's rights to disapprove such alterations as provided in section 1 of the Work Letter), make such structural alterations, additions and improvements ("Structural Alterations") in and to the Premises as it may deem necessary or desirable provided, however, that if Landlord fails to respond to Tenant's request for consent within 20 days, then Landlord's consent shall be deemed approved, provided that such notice clearly states that Landlord's failure to respond within 20 days of receipt of such notice shall constitute consent by Landlord, and Tenant may proceed with such alterations or improvements. Notwithstanding the foregoing, Landlord may condition the approval of Structural Alterations upon the requirement that such alterations be removed by Tenant at the expiration of the Term, which requirement shall be stated in writing to Tenant at the time that Landlord gives its permission to make such alterations and Tenant shall at its expense repair any damage to the Premises or the Building caused by the removal. Work shall be done in good and workmanlike manner and Tenant shall keep the Premises free of all materialmen's or mechanic's liens in connection with any such work by Tenant and Tenant shall maintain worker's compensation insurance for the work being performed. In connection with Structural Alterations and nonstructural Alterations, Tenant shall select a reputable general contractor to perform the work and Tenant agrees to permit Landlord to submit a bid for any work costing in excess of $50,000.00 during the first 365 days after possession of the Premises is delivered to Tenant, however the parties understand and agree that Tenant shall not be required to award the work to Landlord in its sole discretion.

     (b) Tenant may, at its option, remove from the Premises any furniture, furnishings, trade fixtures, business equipment or other property which are not built into the Premises and were installed by or for Tenant at its expense

("Tenant's Property") Tenant at its expense shall repair any damage caused by such removal.

     8. Inspection

     Landlord shall, upon advance notice to Tenant (except in an emergency), have the right at all reasonable times to inspect the Premises, to make repairs and improvements thereto (as expressly required or permitted in this Lease) and to bring and place materials in the Premises related thereto and to show the same to prospective and current mortgagees and purchasers; provided, however, that Landlord shall use all reasonable efforts to minimize disturbance to Tenant's use and occupancy of the Premises (although such efforts shall not obligate Landlord to pay overtime or nighttime, weekend or holiday rates in order to perform such work). During the last year of the Term, Landlord shall also have the right to show the Premises to prospective tenants.

     9. Casualty

     (a) (i) If the Building, the Premises, or the Appurtenances are damaged by fire or other casualty, Tenant shall provide Landlord with immediate notice and Landlord shall promptly obtain a bid for the repair or restoration (but not with respect to Tenant's Property) and shall deliver to Tenant notice, together with a statement prepared by a reputable contractor or architect setting forth the contractor's or architect's estimate, of the time required to repair the damage (the "Repair period"), said notice being given to Tenant within 30 days after the date of the damage (unless Landlord completes such repairs within the 30 days) . For purposes of determining the Repair period, it shall be deemed to commence on the date of Landlord's receipt from Tenant of notice of the damage. If the Repair period is determined to be longer than 365 days (such estimate being referred to as the "outside Repair Period") and if such damage will prevent Tenant's ability to carry on its business operations during the outside Repair period as reasonably determined by Tenant, Tenant shall give Landlord notice thereof ("Interruption Notice") within 30 days after notice of the outside Repair period. If Tenant gives Landlord the Interruption Notice, either Landlord or Tenant may elect to terminate this Lease by giving notice to the other ("Termination Notice") within 15 days after the Interruption Notice, of a date on which the termination shall be effective, which date shall be not less than 30 days nor more than 90 days after the Termination Notice. If Landlord shall, in `good faith, dispute Tenant's determination that the damage will prevent Tenant's ability to carry on its business operations during the outside Repair period, then Landlord shall have the right to require the matter to be arbitrated pursuant to the arbitration provisions of Section 33 and any termination by Tenant shall not be deemed effective until a final decision Is rendered pursuant thereto. Upon such termination, this Lease, including the obligation of Tenant to pay the Rent, shall cease as of the date of termination as though by lapse of time, provided, however, that the Rent shall equitably abate from the date of the damage.

     (ii) If the Lease Is not terminated and Landlord undertakes to repair and restore and comply with the provisions of Section 91b1 below, and the outside Repair period is longer than 365 days, then Landlord shall deliver to Tenant between the 90th and 120th day a statement prepared by the contractor or architect of the time remaining to complete the repair and restoration ("Second Repair Notice"). If the Second Repair Notice indicates that the period for repair will extend more than 90 days after the original estimated outside Repair period (except for delays due to Force Majeure and except that the period shall be extended one day for each day of delay caused by Tenant's acts or omissions), then Tenant shall have a right to terminate this Lease by notice to Landlord and upon such termination, Tenant's obligations hereunder, including the obligation to pay Rent, shall cease as ,of the day of such termination, provided, however, Rent shall abate equitably for that portion of the Premises so damaged or rendered untenantable from the date of the damage.

     (b) If the Lease is not terminated: (I) the Rent shall abate for the period the Premises are untenantable, and if a portion of the premises are tenantable,

Tenant shall pay the Rent for only such portion of the Premises which Tenant in its reasonable judgment may reasonably occupy; and (ii) all repairs necessary to restore the Premises to their original condition (subject, however, to the limitations of law and the availability of materials) shall be: (1) commenced within 30 days after the occurrence of such damage (obtaining plans, specifications, estimates and permits and demolition work shall be deemed part of Landlord's commencement); (2) performed in a diligent and workmanlike manner with material at least consistent with that in the Building (subject, however, to the limitations of law and the availability of materials), the Premises, and the Appurtenances as of the date of this Lease; (3) completed by Landlord at its expense and, to the extent practicable, with minimum interference to Tenant's normal business operations. Anything in the foregoing to the contrary notwithstanding, Landlord shall have no obligation to restore and repair if the event which causes the damage or destruction is one which cannot be insured by the policy of insurance described in Section 10 below, or if the insurance company issuing coverage fails to fund the proceeds of the applicable policy due to its insolvency or with respect to any claims involving Tenant; provided that Landlord's failure to restore and repair for such reasons shall not affect Tenant's right to terminate this Lease for failure to repair and restore as provided in this Lease.

     (c) Landlord shall carry for the benefit of Landlord, Landlord's lender and Tenant rent loss insurance sufficient to cover the Fixed Rent and additional rent at least equal to the real estate taxes, and operating expenses for the prior year, payable for a period of 12 months, or such greater coverage as Landlord may elect. Landlord shall obtain such insurance from an insurance company licensed to do business in the State of Connecticut with one of the following ratings: Best's rating of at least A:XII, or Moody's of at least Aa2, or a standard and Poor's rating of at least AA. Landlord shall provide Tenant evidence of such coverage, upon request. The cost of such insurance maintained by Landlord shall be paid by Tenant to Landlord, as additional rent hereunder (together with the cost of the other Landlord insurances described herein being referred to as "Insurance Premium Costs"), as provided in Section 10(f).

     10. Insurance and Indemnity

     (a) Landlord shall, from and after the date hereof, maintain insurance policies covering the Building and the Appurtenances against loss, damage, or destruction caused by boiler explosion or machinery breakdown, fire and the perils specified in the standard extended coverage endorsement, by vandalism and malicious mischief, and by sprinkler, gas, water, steam and sewer leakage, and shall also maintain when appropriate builder's risk insurance. Fire and extended coverage shall equal at least 80 percent of the full replacement cost (valued at the full replacement cost without deduction for depreciation) of the Building and the Appurtenances, exclusive of architectural and engineering fees, excavation, footings and foundations, but in any event sufficient to prevent application of any coinsurance provision, and shall include an inflation guard endorsement, or such greater coverage as Landlord shall reasonably determine. Such policies shall provide for a deductible not greater than $10,000.00 from any loss payable and shall contain appropriate endorsements denying Landlord's insurers the right of subrogation against Tenant and providing Tenant 30 days notice of cancellation. Tenant may inspect the policies upon request.

     (b) Landlord shall, from and after the date hereof, maintain insurance policies covering Landlord's liability for all claims or losses (other than those for which liability is waived by express provision in this Lease) resulting from any injury on the Land or Building to property or persons from any cause whatsoever in a single limit of not less than $5,000,000.

     (c) During the Term, Tenant shall keep its personal property in and about the Premises insured against loss or damage caused by peril covered under fire, extended coverage and all risk insurance in an amount equal to at least 80 percent of the full insurable value thereof. The proceeds of such insurance shall be used only for the replacement or restoration of such personal property. Such policies shall contain appropriate endorsements denying Tenant's insurer the right of subrogation against Landlord and providing Landlord 30 days notice of cancellation. Landlord may inspect Tenant's policies upon request. Notwithstanding the foregoing, this section 10(c) shall be suspended and of no force and effect for so long as the named Tenant or any affiliate thereof remains a tenant hereunder. Tenant agrees that Landlord shall have no liability or responsibility whatsoever for any damage to any person or property within the Premises due to Landlord or its agents, employees or contractors, except to the extent that the insurance policies listed in Sections 10(a) and (b) cover, and then only to the extent of such coverage ("Insured Risks"); provided, however, that Landlord shall continue to remain liable for claims and losses that are not covered by the terms of such policies ("Uninsured Risks").

     (d) During the Term, Tenant shall procure, keep in force and pay for comprehensive general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal liability including bodily injury, sickness, disease and death) or damage to property which may be claimed to have occurred from and after the time Tenant entered the Premises of not less than $5,000,000.00 in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence. Such insurance shall provide that it shall not be canceled or modified without at least 30 days prior written notice to each insured named therein. Landlord may inspect the policies upon request. Notwithstanding the foregoing, this Section 10(d) shall be suspended and of no force and effect for so long as the named Tenant or any affiliate thereof remains a tenant hereunder.

     (e) Tenant indemnifies and agrees to hold harmless Landlord from all claims or losses (other than those for which liability is waived by express provision in this Lease) resulting from any injury upon the Premises to property or persons due to any negligence of Tenant, its agents, employees or contractors, Landlord indemnifies and agrees to hold harmless Tenant from all claims and losses (other than those for which liability is waived by express provision in this Lease) resulting from any injury in or upon the Land or the Building to property or persons due to any negligence of Landlord, its agents, employees or contractors, but only to the extent that such claims and losses are, or would be, covered by the policies of insurance required to be carried by Landlord hereunder (also "Insured Risks"); provided, however, that Landlord shall continue to remain liable for claims and losses that are not, or would not be, covered by the terms of such policies (also "uninsured Risks"). Neither party's indemnification of the other party as provided in this Section 10 shall be applicable to the extent that such claims result in whole or in part from the negligence or the breach of this Lease by the other party, nor in any event shall either party be liable to the other for indirect or consequential damages.

     (f) The costs of all insurance pursuant to this section maintained by Landlord for the benefit of Landlord and Tenant shall be paid by Tenant to Landlord, as additional rent hereunder, within 30 days of a written request therefor from Landlord to Tenant accompanied by a statement setting forth the premium for such insurance, or as set forth in Section 4.

     11. Condemnation

     (a) (i) If all of the Land, the Building, the premises and the Appurtenances shall be permanently condemned for public use, or voluntarily transferred by Landlord to a public or quasi-public body in lieu of condemnation (any of which occurrences is hereafter referred to as a "Taking"), this Lease shall terminate as of the date such taking is final and the Rent shall be adjusted to the date of termination.

     (ii) If a material portion of the Building, the Premises, or the Appurtenances shall be taken as a result of a Taking, Tenant shall provide Landlord with immediate notice and Landlord shall promptly obtain a bid for the repair or restoration and shall deliver to Tenant notice, together with a statement prepared by a reputable contractor or architect setting forth the contractor's or architects' estimate, of the time required to repair the damage (the "Condemnation Repair period"), said notice being given to Tenant within 30 days after Landlord receives notice from Tenant of the Taking (unless Landlord completes such repairs within the 30 days). For purposes of determining the condemnation Repair period, it shall be deemed to commence on the date of the Taking. If the condemnation Repair period is determined to be longer than 365 days ("Outside Condemnation Repair period') and if such Taking will prevent Tenant's ability to carry on its business operations during the outside condemnation Repair period as reasonably determined by Tenant, Tenant shall give Landlord notice thereof ("Condemnation Interruption Notice") within 30 days after notice of the outside Condemnation Repair Period. If Tenant gives Landlord the Condemnation Interruption Notice, either Landlord or Tenant may elect to terminate this Lease by giving notice to the other ("Condemnation Termination Notice") within 15 days after the condemnation Interruption Notice, of a date on which the termination shall be effective, which date shall be not less than 30 days nor more than 90 days after the condemnation Termination Notice. If Landlord shall, in good faith, dispute Tenant's determination that the Taking will prevent Tenant's ability to carry on its business operations during the outside Repair period, then Landlord shall have the right to require the matter to be arbitrated pursuant to the arbitration provisions of Section 33 and any termination by Tenant shall not be deemed effective until a final decision is rendered pursuant thereto. Upon such termination, this Lease shall terminate as though by lapse of time, including the obligation to pay the Rent, shall cease as of the date of termination, provided, however, that the Rent shall equitably abate from the date of the Taking.

     (iii) If the Lease is not terminated and Landlord undertakes to repair and restore and comply with the provisions of Section 11(b) below, and the outside

Condemnation Repair period is longer than 365 days, then Landlord shall deliver to Tenant between the 90th and 120th day a statement prepared by the contractor or architect of the time remaining to complete the repair and restoration ("Second Condemnation Repair Notice"). If the Second Repair condemnation Notice indicates that the period for repair will extend more than 90 days after the original estimated outside Condemnation Repair Period (except for delays due to Force Majeure and except that the Period shall be extended one day for each day of delay caused by Tenant's acts or omissions) then Tenant shall have a right to terminate this Lease by notice to Landlord and upon such termination, this Lease shall be deemed terminated as though by lapse of time, including the obligation to pay Rent as of the date of such Taking and the Rent shall abate equitably for any portion of the Premises so damaged or rendered untenantable by the Taking.

     (b) If the Lease is not terminated: (i) the Rent shall abate for the period the Premises are untenantable, and if a portion of the premises or the portion not so Taken are tenantable, Tenant shall pay the Rent for only such portion of the Premises which Tenant in its reasonable judgment may reasonably occupy (except that if Landlord, in good faith, disputes Tenant's conclusion, the matter shall be arbitrated pursuant to the arbitration provision of Section 33 and all Rent shall continue to be paid pending the outcome thereof); and (ii) all repairs necessary to restore the Premises (or the portion thereof remaining following such Taking) to their original condition (subject, however, to the limitations of law and the availability of materials) shall be (1) commenced within 30 days after Landlord receives notice of the occurrence of such Taking (obtaining plans, specifications, estimates and permits and demolition work shall be deemed part of Landlord's commencement); (2) performed in a diligent and workmanlike manner with material at least consistent with the improvements in the Building (subject, however, to the limitations of law and the availability of materials), the Premises, and the Appurtenances as of the date of this Lease; (3) completed by Landlord at its expense and, to the extent practicable, with minimum interference to Tenant's normal business operations.

     (c) Tenant shall not be entitled to any portion of the award or settlement resulting from the Taking. provided the same shall not result in a reduction to Landlord's claim, Tenant shall have the right to bring a separate claim against the Taking authority for Tenant's moving costs and the unamortized book value of tenant improvements paid for by Tenant and not reimbursed by Landlord (and in such case, Landlord shall have no obligations to rebuild any such tenant improvements)

     12. Default

     (a) If Tenant shall default in the payment of the Rent and additional rent (provided, however, that the first two (2) times during any calendar year, Tenant shall not be in default of this provision and no interest shall be due unless such failure to pay Rent continues for ten (10) days after notice thereof from Landlord) or if Tenant shall default in the performance of any of its other obligations under this Lease and such default shall continue for 30 days after notice from Landlord specifying Tenant's default (except that if such default cannot be cured within said 30-day period, this period shall be extended for a reasonable additional time, provided that Tenant commences to cure such default within the 30-day period and proceeds diligently thereafter to effect such cure) or if Tenant shall file a petition commencing or a proceeding under any bankruptcy or similar laws, or if such a proceeding is filed against Tenant and not dismissed within 60 days after the filing thereof, or if Tenant shall be adjudged bankrupt or shall make an assignment for the benefit of its creditors or if the Premises or any portion thereof or any interest therein become subject to a lien resulting from the entry of a final, non- appealable judgment against Tenant and Tenant shall have failed to release, discharge or otherwise bond such lien within 60 days after written notice of such lien has been given by Landlord to Tenant but in any event prior to foreclosure of such lien, or if a receiver of any property of Tenant in or upon the Premises shall be appointed in any action, suit or proceeding by or against Tenant and is not removed within 30 days after appointment, then, in any of such events, Landlord shall have the immediate option to:

     (1) cure such default and any reasonable costs and expenses incurred by Landlord therefor shall be deemed additional rent payable on demand; or

     (2) with or without terminating this Lease, reenter the Premises and take possession thereof from Tenant by legal proceedings or otherwise. If Landlord takes possession of the Premises and terminates this Lease, thereafter Landlord may recover from Tenant: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided (assuming that Landlord is not required to prefer the rental of Tenant's space over other available space in the Building); plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided (assuming that Landlord is not required to prefer the rental of Tenant's space over other available space in the Building); plus (iv) at Landlord's election, such other amounts in addition to or in lieu of the foregoing necessary to compensate Landlord for all detriment caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom. The remedies for default contained herein are in addition to and not in limitation of any rights and remedies available to Landlord at law or equity. As used in subparagraphs (i) and (ii) above, the "worth at the time of award" is computed by allowing interest at the rate of 1% per month from and after the first day following the date(s) Rent becomes due. As used in subparagraph (iii) above, the "worth at the time of award" is computed by discounting such amount at the "Discount Rate" published from time to time in The Wall Street Journal at the time of award plus one percent (1%)

     If Landlord shall re-enter the Premises and take possession from Tenant without terminating this Lease, provided that Tenant has vacated the Premises and is not contesting Landlord's right to possession of the premises, Landlord will use reasonable efforts to relet the Premises and thereby mitigate the damages which Landlord shall incur. Tenant hereby agrees that Landlord's agreement to use reasonable efforts to relet the Premises in order to mitigate its damages shall not be deemed to impose upon Landlord any obligation to relet the premises (i) for any purpose other than the use permitted under this Lease, or (ii) to any tenant who is not financially capable of performing the duties and obligations imposed upon such tenant under the applicable lease, or (iii) to prefer the Premises over any other space available in the Building (if this Lease has been modified by Landlord and Tenant such that Tenant then occupies less than the entire building). In such event. Tenant shall pay to Landlord monthly the Rent due and payable under this Lease, less the net proceeds of any such reletting after deducting Landlord's reasonable costs and expenses incurred in connection with such reletting, including, without limitation, reasonable brokerage and attorneys' fees and expenses and the reasonable costs of alterations or repairs. Any excess proceeds from reletting shall be held by Landlord and applied in payment of future Rent due hereunder.

     (3) continue this Lease in full force and effect for so long as Landlord does not exercise Landlord's right to terminate this Lease and Landlord may enforce all Landlord's rights and remedies under this Lease, including the right to recover the Rent as it becomes due.

     In all events where this Lease has been terminated by Landlord, Landlord shall use reasonable efforts to mitigate its damages in the event of Tenant's default, but shall not be required to prefer the rental of Tenant's space over other available space in the Building or to relet for any purpose other than the use permitted under this Lease, or to any tenant who is not financially capable of performing the obligations imposed upon such tenant under the applicable lease.

     (b) If Landlord shall default in the performance of any of its obligations under this Lease, and such default shall continue for 30 days after notice from Tenant specifying Landlord's default (except that if such default cannot be cured within said 30-day period, this period shall be extended for a reasonable additional time, provided that Landlord commences to cure such default within the 30-day period and proceeds diligently thereafter to effect such cure), Tenant may, without prejudice to any of its other rights under this Lease, correct or cure such default by Landlord and invoice Landlord for the cost and expenses incurred by Tenant therefor, and Landlord shall reimburse Tenant within 30 days following receipt of such invoice and data supporting the sum requested.

     13. Holdover

     Any holding over after the expiration of the Term shall be deemed and construed to be a tenancy at sufferance with the Fixed Rent equal to 150% of said Fixed Rent for any succeeding months of holdover and shall otherwise be on the terms and conditions herein specified so far as applicable.

     14. Assignment and Subletting

     Tenant may assign this Lease or sublet the premises in whole or in part at any time during the Term with the prior consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), provided that any such assignment or sublease shall limit use of the Premises in accordance with
Section 1(c) of this Lease and shall otherwise be in compliance with the terms hereof to the extent applicable. In such event, Tenant shall notify Landlord thereof, and shall provide Landlord with a copy of such assignment or sublease and shall remain responsible for the faithful performance of all of the covenants, terms and conditions hereof on Tenant's part to be performed. Any such sublessee or assignee shall execute and deliver to Landlord, a commercially reasonable form of Landlord consent. Landlord agrees that if Tenant assigns this Lease and the assignee defaults under a non-monetary obligation under this Lease and fails to cure such default within the applicable grace period. Landlord shall not prevent Tenant from recovering possession of the Premises and curing the assignee's default within 30 days after the expiration of the applicable cure period under this Lease, but nothing herein shall be deemed to extend any period for cure by more than thirty (30) days. In the case of default by such assignee, Landlord agrees to give notice thereof to Tenant. Landlord shall have the right to approve all signage proposed to be placed on the Premises in connection with any such assignment or sublease (subject to the provisions of section 19), such approval not to be unreasonably withheld.

     15. Quiet Enjoyment

     So long as Tenant is not in default beyond the applicable grace periods in the payment of the Rent or in the performance of any other covenant or agreement herein contained, Landlord covenants that Tenant may peaceably and quietly have, hold, occupy and enjoy the premises free and clear of claims arising through Landlord, subject, nevertheless, to the terms of this Lease.

     16. Subordination

     This Lease, and all of the rights of Tenant hereunder are and shall be subordinate to (i) the lien of any mortgage which may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof and to any and all advances now or hereafter made thereunder, (ii) all future ground leases of the premises, and (iii) all encumbrances hereafter of record (each holder of such superior interest being referred to herein as a "Mortgagee"); providing such Mortgagee executes and delivers to Tenant a commercially reasonable nondisturbance agreement (and the parties agree a form of nondisturbance agreement substantially similar to that attached hereto as Exhibit H is a reasonable form thereof). Landlord shall be responsible for any fees charged by Mortgagee in connection with Mortgagee's review and approval of an amendment to this Lease. In confirmation of such subordination, within ten (10) days next following Landlord's request, Tenant shall execute and deliver such certificate in recordable form. In the event that Tenant shall fail or refuse to execute such certificate or document within the aforesaid time period, then Landlord shall send Tenant a second request therefor (Second Request). If Tenant fails to deliver such certificate or document within 5 days after Tenant's receipt of the Second Request then Tenant's failure to do so within such 5-day period shall be an event of default, and without limitation to Landlord's remedies for Tenant's defaults hereunder, Tenant hereby appoints the Landlord as its attorney-in-fact, coupled with an interest, to execute the same on behalf of Tenant, agrees that such appointment shall be binding upon Tenant, and further agrees to hold Landlord harmless of and from any and all liability or loss which the Landlord may sustain by reason of Tenant's failure to execute said certificate or document.

     Tenant agrees to give to any Mortgagee by certified mail, return receipt requested. or by reputable overnight courier, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise delivered to Tenant pursuant to the notice provisions hereof) of the address of such Mortgagee. `Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted therefor, then such Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot reasonably be cured within that time, then such reasonable additional time as may be necessary to cure such default providing that within such thirty (30) days, such lender has commenced and is diligently pursuing the remedies necessary to cure such default, in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

     If the Mortgagee or any other party shall succeed to the rights of the Landlord under the Lease, then at the request of such party so succeeding to Landlord's rights, Tenant shall attorn to and recognize such successor landlord as Tenant's landlord under this Lease providing such successor shall recognize Tenant's rights under this Lease, subject to the limitation of any subordination, nondisturbance and attornment agreement between the parties, and shall, within fifteen (15) days next following such landlord's request, execute and deliver any commercially reasonable instrument that such successor landlord may reasonably request to evidence such attornment. In the event that Tenant shall fail or refuse to execute such instrument within the aforesaid time period, then such landlord shall send Tenant a Second Request therefor). If Tenant fails to deliver such instrument within such 5-day period, then Tenant hereby appoints Landlord as its attorney-in-fact, coupled with an interest to execute the same on behalf of Tenant, and agrees that such instrument shall be binding upon Tenant, and further agrees to hold Landlord harmless of and from any and all liability or loss which Landlord may sustain by reason of Tenant's failure to execute said instrument. Upon such attornment, this Lease shall continue in full force and effect as if it were a direct Lease between the successor landlord and Tenant upon all of the terms conditions and covenants as are set forth in this Lease and shall be applicable after such attornment; subject, however, to the limitations of any non-disturbance agreement between the parties, if any.

     17. Rules and Regulations

     Tenant shall abide by and observe the rules and regulations attached hereto as Exhibit_7, as well as such other reasonable rules and regulations as may be promulgated from time to time by Landlord for the operation, safety, security and maintenance of the Building, the same being in conformity with common practice and usage in similar buildings and not inconsistent with the provisions of this Lease.

     18. Estoppel Certificate

     Tenant shall, at any time and from time to time, upon not less than 15 business days prior notice from Landlord, deliver to Landlord a commercially reasonable estoppel certificate. Tenant agrees the estoppel certificate attached hereto as Exhibit K is a commercially reasonable estoppel certificate. Landlord shall, at any time and from time to time upon not less than 15 business days prior notice from Tenant, deliver to Tenant an estoppel certificate, in substance and form similar to that described above, relative to the status of this Lease and any ground lease, underlying lease or mortgage encumbering the Building or Land.

     19. Change of Name

     Landlord shall not change the name of the Building or Premises without Tenant's consent. If Landlord proposes a change to the name of the Building or the exterior signs affixed to the Building or the Land, Landlord shall notify Tenant at least 60 days prior to the date of the proposed change. If the proposed new name or sign identifies, or in Tenant's reasonable judgment may be associated with, a competitor of Tenant and Landlord denies Tenant's written request, made within 30 days after notification of the proposed change, not to use the proposed name or install the new sign, Tenant shall have the right and power to obtain injunctive relief requiring Landlord to alter the name of the Building so as to not violate the provisions hereof. This Section 19 shall only be effective for so long as the named Tenant or its affiliate is a tenant under this Lease.

     20. Mechanics' Liens

     Tenant shall promptly discharge by payment, bond or otherwise, mechanics' liens filed against the Premises for work, labor. services or materials claimed to have been performed at or furnished to the Premises for or on behalf of Tenant, except when the mechanics' liens are filed by a contractor, subcontractor, materialman or laborer of Landlord, in which event Landlord shall discharge the liens by payment, bond or otherwise. If, however, Tenant notifies Landlord in writing that Tenant desires to contest the same, Tenant shall not be required to discharge such lien, so long as no forfeiture or foreclosure of

Landlord's or Tenant's interests occurs and Landlord shall not be placed in default of any mortgage encumbering title to the Premises, but shall diligently prosecute the contest thereof to final judgment and decision, and shall pay any judgment that may be rendered on account thereof, and shall cause the Premises to be freed and discharged from any lien or charge adjudged against the same.

     21. Extension

     Provided the Tenant shall not be in default hereof beyond any applicable grace period as of the date of exercise or the date of commencement of the Extended Term, Tenant shall have the right to extend the Term for an additional period of 5 years, upon the same terms and conditions contained herein, except that the Fixed Rent during the Extended Term shall be $1,298,307.24 per annum, payable in monthly installments in the amount of $108,192.27 by giving notice of its intention to extend to Landlord at least 12 months prior to the Expiration Date, and thereupon the original Term and the Expiration Date shall be so extended without any further action by either party.

     22. Intentionally Omitted.

     23. Intentionally Omitted.

     24. Intentionally Omitted.

     25. Intentionally Omitted.

     26. Attachments

     Exhibits A, B, D, F, C, H, I. J and K are attached to this Lease and made a part hereof.

     27. Notices

     All notices, demands or other communications ("notices") permitted or required to be given hereunder shall be in writing and, shall be deemed given on the date of actual receipt. Notices shall be addressed as follows: (a) if to Eight Farm Springs Road Associates, LLC, 2150 Post Road, Fairfield, Connecticut 06430 with a copy to Edward Savides at P.O. Box 3097, Springfield, Massachusetts 01101-3097 (or for overnight delivery to Edward Savides at 1709 Page Boulevard, Springfield, Massachusetts 01104) and (b) if to Tenant, to Hartford Fire

Insurance  Company,  Hartford  plaza,  Hartford,  Connecticut  06115  Attention:
Corporate Real Estate Department, with a copy mailed to Tenant at the Premises. Landlord and Tenant may from time to time by notice to the ocher designate such other place or places for the receipt of future notices. The inability to deliver because of a changed address of which no notice was given or rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.

     28. Miscellaneous

     (a) The language of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

     (b) No remedy or election given by any provision in this Lease shall be deemed exclusive unless so indicated, but each shall, wherever possible, be cumulative in addition to all other remedies in law or equity which either party may have arising out of the default of the other party and failure to cure such default within the applicable grace period.

     (c) Failure of either party to cure a default of the other under this Lease shall not render such non-defaulting party in any way liable therefor, or relieve the defaulting party from any of its obligations hereunder.

     (d) The acceptance of possession of the premises by Tenant shall not be deemed a waiver of any of the obligations under this Lease to be performed by Landlord.

     (e) Landlord hereby covenants that, subject to the terms of this Lease, Tenant may deal with any person, firm or corporation for services, supplies, materials, labor, equipment, transportation, tools, machinery and any other similar or dissimilar services or items in connection with the use and occupation of the Premises and any work performed therein.

     (f) Intentionally Omitted.

     (g) Intentionally Omitted.

     (h) Subject to Section 7, upon any termination or expiration of this Lease, Tenant shall surrender the Premises in Reasonably Good Condition, except for that degree of wear and tear occurring in the ordinary course of operating the Building for extended hours with all appropriate commercially reasonable maintenance and repair maintained throughout the Term, damage caused by any casualty and matters which Landlord has retained express liability under this Lease.

     (i) Intentionally Omitted.

     (j) If any clause or `provision of this Lease is or becomes illegal, invalid, or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, effective during the Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby.

     (k) As used in this Lease, any list of 1 or more items preceded by the word "including" shall not be deemed limited to the stated items but shall be deemed without limitation,

     (1) This  Lease  shall be  binding  upon and  inure to the  benefit  of the
parties  hereto  and  their  respective   executors,   heirs,   representatives,
successors and permitted assigns.

     (m) This Lease contains the entire agreement of the parties and may not be modified except by an agreement in writing signed by both parties.

     (n) The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof.

     (o) This Lease has been executed in several counterparts, all of which constitute one and the same instrument.

     (p) Landlord and Tenant shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by an event of "Force Majeure". Force Majeure shall mean any cause beyond its control, including acts of God, labor disputes, civil commotion, hostilities, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material or services (except those due to failure to timely order, or due to improper scheduling of work), accidents (provided such accidents are not due to such party's negligence), but excepting therefrom both the inability to obtain financing and any other matter which can be corrected by the payment of a commercially reasonable sum of money. In no event, however, shall an event of Force Majeure be deemed to exceed 90 days. Neither party shall be entitled to rely upon this Section unless it shall give the other party notice of the existence of an event of Force Majeure preventing its performance of its obligation hereunder within a reasonable period of time after the commencement of the event of such Force Majeure.

     (q) Either Landlord or Tenant shall, at the request of the other, execute a Memorandum or Notice of Lease in recordable form in substantially the same form as Exhibit I attached specifying the date of this Lease and such other information as may be required by statute. Either Landlord or Tenant may at its expense record said Memorandum or Notice of Lease.

     (r) The use of the neuter singular pronoun to refer to either party shall be deemed a proper reference even though it may be an individual, partnership, corporation or a group of 2 or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural number where there is more than 1 Landlord or Tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though in each carefully expressed.

     (s) In any action or proceeding which Landlord or Tenant may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party agrees to pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees.

     (t) Tenant may install Tenant's name and suite numerals at the main entrance door to the Premises in conformance with the Building standard.

     (u) Time shall be of the essence in this Lease with respect to the payment of all monies by one party to the other and as to the exercise of any options to extend the Term of this Lease granted herein by Landlord to Tenant.

     29. Brokerage Fees

     Landlord and Tenant each represent and warrant each to the other that they have only dealt with Colliers, Dow & Condon, Inc. (representing Landlord) and Farley Whittier Partners (representing Tenant) in connection with this Lease and each party indemnifies and shall defend the other party from any claims, expenses, liabilities, and losses (including reasonable attorneys' fees) resulting from any breach of the foregoing representation and warranty.

     30. Transfer by Landlord

     In the event Landlord shall transfer or assign or otherwise dispose of its interest in the Premises or in this Lease, Landlord shall thereupon be released and discharged from, any and all liabilities and obligations under this Lease (except those accruing prior to such transfer, assignment or other disposition) and such liabilities and obligations thereafter accruing shall be binding upon the assignee of Landlord's interest under this Lease.

     31. Landlord's Liability

     Landlord shall have no personal liability with respect to any of the provisions of this Lease. If Landlord is in default with respect to its obligations under this Lease, Tenant shall look solely to the equity of Landlord in and to the Premises for satisfaction of Tenant's remedies, if any. It is expressly understood and agreed that Landlord's liability under the terms of this Lease shall in no event exceed the amount of its interest in and to said Premises. In no event shall any partner of Landlord nor any joint venturer in Landlord, nor any officer, director, member, agent or shareholder of Landlord or any such partner, member or joint venturer of Landlord be personally liable with respect to any of the provisions of this Lease.

     32. Applicable Law

     This Lease shall be construed under and enforced in accordance with the laws of the State of Connecticut.

     33. Arbitration

     Unless otherwise expressly set forth herein and expressly excluding summary process proceedings, every dispute between the parties with respect to this Lease shall be determined by arbitration in the manner provided in this Subsection.

     The party requesting arbitration shall do so by giving written notice to that effect to the other party (the "Arbitration Notice"). The Arbitration Notice shall specify the name and address of the person designated to act as an arbitrator on its behalf. Within ten (10) days after the service of the Arbitration Notice, the other party shall give notice to the first party specifying the name and address of the person designated to act as an arbitrator on its behalf. If the second party fails to notify the first party of the appointment of its arbitrator, as aforesaid, within the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree Upon such appointment. If, within ten (10) days after the second arbitrator is appointed, the two arbitrators shall not have determined the dispute, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within fifteen (15) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of ten
(10) days. If the parties do not so agree, then either party, on behalf of both or on notice to the other, may request such appointment' by the American Arbitration Association, or any successor organization thereto in accordance with its rules then prevailing. If the American Arbitration Association, or such successor organization, shall fail to appoint a third arbitrator within ten (10) days after such request is made, then either party may apply on notice to the other, to the Superior Court for Hartford County, Connecticut, or to any other court having jurisdiction and exercising functions similar to those now exercised by said court, for the appointment of such third arbitrator, and the other party shall not raise any question as to such court's full power and jurisdiction to entertain the application and make the appointment. Each arbitrator chosen or appointed pursuant to this Section shall be a disinterested person having at least ten (10) years experience in the State of Connecticut in a calling connected with the dispute.

     Arbitration shall be conducted by three arbitrators appointed in accordance with the provisions hereof and, to the extent consistent with this Section. in accordance with the then prevailing rules of the American Arbitration Association, or any successor organization thereto, for Hartford County. The arbitrators have the right to retain and consult experts and competent authorities skilled in the matters under arbitration. The arbitrators shall render their decision and award, upon the concurrence of at least two of their number, within thirty (30) days after the appointment of the third arbitrator or fifteen (15) days after the final hearing of the arbitrators, whichever is later. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be entered on the determination and award made by the arbitrators in any court of competent jurisdiction and may be enforced in accordance with the laws of the State of Connecticut.

     If for any reason `whatsoever the written decision and award of the arbitrators shall not be rendered within the time limits set forth in this Section, but in any case no later than 180 days following the Arbitration Notice, either party may apply to the Superior Court for Hartford County, Connecticut, or to any other court having jurisdiction and exercising the functions similar to those now exercised by such court, by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper to determine the question in dispute consistently with the provisions of this Lease.

     Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party and the fees and expenses of the third arbitrator and all other expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts and presentation of proof.

     Notwithstanding anything to the contrary elsewhere provided in this Lease, if the subject matter of a dispute which is provided in this Lease to be determined by arbitration is one which would directly affect the liability of an insurer under any of the policies of insurance referred to herein or a Mortgagee and, the party which is the insured under such policy or is the mortgagor to such Mortgagee so notifies the other party, then unless such insurer or Mortgagee gives its written consent to the determination of such matter by arbitration pursuant to the provisions of this Lease, the dispute shall not be determined by arbitration and the parties shall be left to such other remedies as they may have.

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Lease.

(TENANT)                                   (LANDLORD)
HARTFORD FIRE INSURANCE COMPANY            EIGHT FARM SPRINGS ROAD
                                           ASSOCIATES, L.L.C.

By:  /s/ Peter L. Holland                  By:  /s/ Edward Savides
    -----------------------------             --------------------------
         Peter L. Holland                           Edward Savides
Its      Assistant Vice President          Its      Member

                                           By:  /s/ Anthony F. Izzo
                                              ---------------------------
                                                    Anthony F. Izzo
                                           Its      Member

                        [EXHIBITS INTENTIONALLY OMITTED]

                              FIRST LEASE AMENDMENT

     This First Lease Amendment (Amendment) is made as of July 2, 1997 between EIGHT FARM SPRINGS ROAD ASSOCIATES, L.L.C. (Landlord) and HARTFORD FIRE INSURANCE COMPANY (Tenant).

                                    RECITALS:

         Landlord and Tenant entered into a lease dated as of November 15, 1996 (Lease) for certain premises known as 8 Farm Springs Road, Farmnington, Connecticut (Building).

     The parties desire to amend the Lease, subject to the terms hereof.

     Any capitalized term used herein and not otherwise defined herein shall have the same meaning given to it in the Lease.

     NOW THEREFORE, the parties agree as follows:

     1. The parties acknowledge that Hartford Fire Insurance Company, as assignee of Landlord's right, title and interest in and to that certain lease dated August 27, 1996 between Eight Farm Springs Road Associates, LLC and Nationwide Mutual Insurance Company for space in the Building (Nationwide Lease), terminated the Nationwide Lease effective December 19, 1996, and all references to the Nationwide Lease and provisions relating thereto are deemed deleted and of no further force or effect.

     2. The Expiration Date (as defined in Section 2 of the Lease) shall be extended to August 31, 2012. The Original Term (as defined in Section 2 of the Lease) shall be amended to end on August 31, 2012.

     3. Section 4(a) of the Lease shall be modified as follows:

     (a) The reference to "1709 Page Boulevard, Springfield, Massachusetts 01104" for delivery of overnight courier packages is deleted and "do ESCO Realty, Inc., 330 Whitney Avenue, Suite 450, Holyoke, Massachusetts 01040" is inserted in lieu thereof

     (b) The rent schedule set forth in Section 4(a) of the Lease shall be modified as follows

                           Fixed Rent               Monthly Installments
 Lease Period              Per Annum                    of Fixed Rent
 ------------              ----------               --------------------
 1/1/97-8/31/97            $ 975,345.24                $ 81,278.77
 9/1/97-8/31/98            1,838,730.32                 153,227.53

                           Fixed Rent               Monthly Installments
 Lease Period              Per Annum                    of Fixed Rent
 ------------              ----------               --------------------

 9/1/98-8/31/99            $1,871,026.52               $155,918.88
 9/1/99-8/31/00             1,903,322.72                158,610.23
 9/1/00-8/31/01             1,935,618.92                161,301.58
 9/1/01-8/31/02             1,967,915.12                163,992.93
 9/1/02-8/31/03             2,000,211.32                166,684.28
 9/1/03-8/31/04             2,032,507.52                169,375.63
 9/1/04-8/31/05             2,064,803.72                172,066.98
 9/1/05-8/31/06             2,097,099.92                174,758.33
 9/1/06-8/31/07             2,129,396.12                177,449.68
 9/1/07-8/31/08             2,161,692.32                180,141.03
 9/1/08-8/31/09             2,193,988.52                182,832.38
 9/1/09-8/31/10             2,226,284.72                185,523.73
 9/1/10-8/31/11             2,258,580.92                188,215.08
 9/1111-8/31/12             2,290,877.12               190,906.43.

     4. At the end of Section 20 add: "In addition, Tenant shall, upon request of Landlord but not more than 2 times per 12-month period (or if more are requested, then Landlord shall pay Tenant its reasonable costs to process such requests (which costs may include the costs attributable to in-house counsel), execute and deliver to Landlord, Landlord's title insurance company's standard owner's affidavit with respect to parties in possession and the absence of facts which could give rise to mechanics liens, but subject to the reasonable modifications of Tenant; provided such modifications do not result in such title company reasonably refusing to delete the tenant (but subject to Tenant's possession of the Property, or any assignee or subtenant's possession of the Property as may be permitted under the Lease)) and mechanics liens exceptions in such policy of title insurance, or increasing the premium therefor (unless Tenant agrees to pay for any increase in the premium attributable to Tenant's modifications), If Tenant has caused work to be performed or materials to be supplied to the Premises within the applicable mechanics lien period (currently 90-days) preceding Landlord's request and Tenant is unable to certify as to the absence of such work or materials within such period, then at Landlord's request Tenant shall enter into an indemnity or other agreement with such title company which is reasonably acceptable to such title company so as to allow such title insurance company to insure over and thus delete from the policy any exception for mechanic's liens, with such indemnity or other agreement being reasonably acceptable to Tenant in form and substance."

     5. Delete Section 21 of the Lease and substitute: "Provided Tenant is not in default of this Lease beyond any applicable grace period as of the date of exercise or the date of commencement of the Extended Term, Tenant may extend the Original Term for a further term of 10 years at a Fixed Rent equal to the market rental rate for the Premises and otherwise upon the same terms and conditions contained herein, by giving notice to Landlord of its intention to extend at least 12 months prior to the Expiration Date. Determination of the market rental rate shall include, without limitation, consideration of: the reputation and creditworthiness of Tenant; the location, size and as-is condition of the Premises and the lack of added inducements; the amount of the brokerage commission payable on the extension; and the manner for paying taxes, operating costs, electricity and repair and maintenance obligations remaining the same; for these purposes also, the market shall be other comparable first class office buildings in the area in which the Building is located (the. "Market Rental Rate"). Pursuant to this option and not later than 15 months prior to the Expiration Date, Tenant shall request Landlord's designation of the Market Rental Rate for the Extended Term (such designation, when received, hereinafter referred to as the "Rate Notice") and Tenant may extend the Term based on the Market Rental Rate set forth in the Rate Notice. Landlord shall designate the Market Rental Rate within 30 days of Tenant's request therefore and the parties shall, not later than 30 days after Tenant's receipt of the Market Rental Rate, negotiate the Market Rental Rate. if the parties agree on the Market Rental Rate within such 30-day period, the parties shall promptly thereafter execute an agreement modifying the Fixed Rent, the Expiration Date and all other necessary terms. If the parties are unable to agree on the Market Rental Rate within such 30-day period, then this Lease shall terminate on the original Expiration Date as if the Rate Notice was never given, Tenant shall have no further option to extend the Term and the Term shall terminate as provided in this Lease; provided, however, if Tenant disapproves the Market Rental Rate, Tenant can avoid termination of this option by giving Landlord notice (Appraisal Notice) not later than 15 days after the expiration of the 30-thy period that Tenant elects to determine the Market Rental Rate by appraisal. The appraisal shall be made as follows:

     (a) The Appraisal Notice must contain the name of the appraiser appointed by Tenant to determine the Market Rental Rate. Within 15 days after Landlord receipt of the Appraisal Notice, Landlord shall give Tenant notice of the name of the appraiser appointed by Landlord to determine the Market Rental Rate. The two appraisers so appointed shall promptly appoint a third appraiser; if they fail to appoint such third appraiser within 15 days after they receive notice of their joint appointment, then either Landlord or Tenant, upon notice to the other, may request the assignment of a third appraiser by the then President of the local chapter of the American Institute of Real Estate Appraisers. All appraisers shall have at least 10 years experience and be familiar with commercial office rentals in buildings comparable to the Building which are located in the area in which the Building is located.

     (b) The 3 appraisers shall jointly establish the Market Rental Rate within 30 days after the appointment of the third appraiser and if they cannot agree, the average of the 2 closest estimates will be accepted by the parties as the Market Rental Rate, unless the avenge of all 3 estimates equals one of the 3 estimates, in which case such average estimate shall be accepted by the parties as the Market Rental Rate.

     (c) if Landlord fails to appoint an appraiser within the period permitted above, then the appraiser appointed by Tenant shall have the power to proceed as sole appraiser to establish the Market Rental Rate.

     (d) Landlord and Tenant shall each pay the fees of the appraiser appointed by it and one-half of the fees of the third appraiser and the general expenses of the appraisal except that Tenant may elect to reject the Market Rental Rate, and if Tenant does so reject, then Tenant shall pay the fees of all three appraisers and the general expenses of the appraisal.

     (e) After determination of the Market Rental Rate, the parties shall execute an agreement, in form reasonably satisfactory to both, modifying the Expiration Date, the Fixed Rent, the Monthly Installments of Fixed Rent and all other relevant mailers."

     6. Section 27 of the Lease is hereby amended by deleting the reference therein to "1709 Page Boulevard, Springfield, Massachusetts 01104" and inserting in lieu thereof the following: "do ESCO Realty, Inc., 330 Whitney Avenue, Suite 450, Holyoke, Massachusetts 01040".

     7. In Exhibit D of the Lease:

     (a) Delete the last sentence of Section 1(b); and

     (b) At the end of Section 3 add: "Tenant acknowledges receipt from Landlord of the sum of One Million Five Hundred One Thousand Four Hundred Sixty-Three Dollars and eight cents ($1,501,463.08)(the Initial Sum). Provided that Tenant shall not be in material default hereunder beyond any applicable grace period, in consideration for Tenant's entering into this Amendment, Landlord shall pay to Tenant, on or before September 1, 1997 (or if Tenant shall be in material default hereunder on September 1, 1997, then on the fifth business day after Landlord after Tenant has cured such default and Landlord has received notice from Tenant that such default has been cured), such date of payment being hereinafter referred to as the "Payment Date", an additional sum of Seven Million Five Hundred Fifty-Six Thousand Five Hundred Twenty-One Dollars and no cents ($7,556,521.00)(the Additional Sum)."

     8. Add new Section 4 to Exhibit D of the Lease: "Tenant desires to construct a parking garage at the rear of the Property containing at least one hundred fifty (150) additional parking spaces and consisting of at least a one-story above ground parking deck (Parking Garage). Tenant shall construct the Parking Garage substantially in accordance with the terms of this Work Letter as modified herein and except that Sections 1 and the portion of 3 attributable to the Initial Allowance shall not be applicable, and the Architect shall be an reputable architect, licensed in the State chosen by Tenant and approved by Landlord, If Tenant shall determine that it cannot or chooses not to construct the Parking Garage, then Tenant shall pay Landlord the sum of $560,000.00 (the Tenant Payment) on September 1, 1998. If Tenant has elected to construct the Parking Garage and the construction of the Parking Garage has not been substantially completed by January 1, 1999 (as such date shall be delayed one thy for each thy of delay due to Landlord or events of Force Majeure; provided that such events of Force Majeure shall not be deemed limited to 90 days and events of Force Majeure shall be deemed to include delays in obtaining all appropriate permits, approvals and licenses from the appropriate governmental authorities for the Parking Garage), then Tenant shall deliver the Tenant
Payment to Landlord on January 1, 1999 (as such date may be extended in accordance with this Section), increased by interest accrued on such sum at 9 percent per annum for the period from September 1, 1998 through the date that such payment is received by Landlord; provided, however, if Tenant has commenced such construction by such date and is diligently pursuing the same to completion on such date, then Landlord shall extend such date for reasonable additional time to enable Tenant to substantially complete such construction."

     9. This Amendment is conditioned upon Tenant's receipt of the Additional Sum on or before the Payment Date. If Landlord fails to deliver the Additional Sum to Tenant by such date then this Amendment shall be null and void and of no force or effect whatsoever.

     10. Delete Exhibit K attached to the Lease and substitute Exhibit K attached hereto.

     11. This Amendment shall be binding upon the parties, and their respective heirs, successor and assigns, as the case may be.

     12. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

     13. This Amendment contains the entire understanding of the parties with respect to the matters contained herein. There are no representations, warranties, promises, covenants or undertakings other than those expressly set forth herein. This Amendment may not altered or modified except by a writing executed by the parties hereto.

     14. This Amendment shall be governed in all respects by and construed in accordance with laws of the State of Connecticut.

     15. Except as modified herein, the Lease is ratified and confirmed and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment.

(Landlord)                                (Tenant)
EIGHT FARM SPRINGS ROAD                   HARTFORD FIRE INSURANCE COMPANY
ASSOCIATES, L.L.C.


By   /s/ Anthony Izzo                     By     /s/ Peter L. Holland
   ---------------------------------         -----------------------------
         Anthony Izzo                                Peter L. Holland
Its      Member                             Its      Assistant Vice President


By   /s/ Edward Savides
   ---------------------------------
         Edward Savides
Its      Member

                 [Consent of Mortgagee appears on the next page]

Agreed:
AETNA LIFE INSURANCE COMPANY

By
   --------------------------------
-----------------------------------
            [Print Name]

Its
   --------------------------------
              [Title]